Exhibit 99.1

FOR IMMEDIATE RELEASE

Summary:             Mercantile Bankshares Corporation Completes Acquisition of
                                James Monroe Bancorp, Inc.

Baltimore, Maryland, July 18, 2006 — Mercantile Bankshares Corporation (“Bankshares”) (NASDAQ: MRBK) announced today the completion of its acquisition of Arlington, Virginia-based James Monroe Bancorp, Inc. (“James Monroe”) (NASDAQ: JMBI) effective at 11:59 PM on July 17, 2006. Completion of the transaction followed the favorable vote of JMBI shareholders on July 11, 2006, approval of the relevant bank regulatory agencies and satisfaction of all other conditions to close.

Concurrent with the merger, James Monroe Bank, a wholly owned subsidiary of James Monroe, was merged into Mercantile-Safe Deposit and Trust Company (MSD&T), a wholly owned subsidiary of Bankshares, and becomes part of Mercantile Potomac Bank, the Washington division of MSD&T.

 “This acquisition substantially advances our strategy for growth in the extremely attractive Northern Virginia market,” said Edward J. Kelly III, Chairman, President and CEO of Bankshares. “We have added a high quality commercial banking group, six retail offices in extremely desirable locations and a staff of talented bankers who have operated in a culture similar to ours.  We will leverage these strengths to continue expanding our franchise in this high growth area.”

Under the terms of the merger agreement, shareholders of James Monroe were entitled to receive either cash in the amount of $23.50, without interest, for each share of James Monroe stock they held, or .6033 shares of Bankshares stock for each such share, subject to the election and allocation procedures in the merger agreement, which provided that at least 34% but no more than 50% of the total consideration was to be paid in cash (excluding consideration with respect to James Monroe options).

As of the election deadline date, valid cash elections were made for 58.59% of James Monroe shares, which exceeds the 50% maximum.  After applying the allocation procedures in the merger agreement, shareholders electing cash are entitled to receive cash in exchange for 85.34% of James Monroe shares plus Bankshares common stock in exchange for 14.66% (and cash in lieu of fractional shares valued, per the merger agreement, at $34.43, the closing price of Bankshares common stock on the trading day immediately prior to the effective time of the merger) of James Monroe shares with respect to which a cash election was made.  All shares of James Monroe common stock with respect to which no election to receive cash was made will be converted into the right to receive Bankshares common stock.

Mercantile Bankshares Corporation, with more than $17 billion in assets, is a regional multibank holding company with headquarters in Baltimore, Maryland. It is comprised of Mercantile-Safe Deposit and Trust Company, 10 community banks and a mortgage banking company.  Its 11 banks serve communities in Maryland, Washington, D.C., Northern Virginia, the Delmarva Peninsula and southern Pennsylvania.  Mercantile-Safe Deposit and Trust Company represents approximately 45% of total assets and operates 62 offices in Maryland, Northern Virginia, Washington, D.C., and southern Pennsylvania. Additional information is available at www.mercantile.com.

Investor Contact:	Media Contact:
David E. Borowy	Janice M. Davis
Investor Relations	Corporate Communications
410-347-8361	410-237-5971
David.Borowy@mercantile.com	Janice.Davis@mercantile.com

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